AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of 22nd November, 2005, by and among LOTUS CAPITAL CORPORATION, a Nevada corporation (“LOTUS”), AL MARINE HOLDINGS LIMITED (“AL MARINE”), a British Virgin Islands corporation (“AL MARINE”), and the Shareholders of AL MARINE listed in Exhibit A who execute this Agreement (collectively the “SHAREHOLDERS”).

RECITALS:

LOTUS and AL MARINE desire to complete a share exchange transaction pursuant to which LOTUS shall acquire all of the issued and outstanding common stock of AL MARINE in exchange for the issuance of 9,766,480 shares of common stock of LOTUS; and

THE Board of Directors of LOTUS and the Board of Directors of AL MARINE have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE SHAREHOLDERS are the owners of all of the issued and outstanding common stock of AL MARINE; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange.  At the Closing (as hereinafter defined), LOTUS shall acquire all of the issued and outstanding common stock of AL MARINE from the SHAREHOLDERS. Consideration to be issued by LOTUS shall be a total of 9,766,480 shares of its common stock (the “Exchange Shares”) in exchange for 100% of the issued and outstanding common stock of AL MARINE.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. Immediately following completion of the share exchange transaction through issuance of the Exchange Shares and completion of the additional share transactions described in Section 4.4 hereof, LOTUS shall have a total of approximately 10,000,000 shares of its common stock issued and outstanding.  For Federal income tax purposes, it is intended that the share transfer and Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2

Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

1.3

Payment of Funds.  The payment of funds shall be as follows:

(a)

Upon the signing of the Letter of Intent, AL MARINE or persons affiliated with AL MARINE sent a $25,000 good faith deposit to the trust account of LOTUS’s attorneys, Frascona, Joiner, Goodman and Greenstein, P.C., Attention: Gary Joiner, 4750 Table Mesa Drive, Boulder, Colorado 80305, at the following bank:

(i) Bank:

Vectra Bank of Boulder

Walnut Branch (Colorado)
Account Name:

Frascona, Joiner, Goodman and Greenstein Client Trust

Account

Account #:

4090100378
ABA#:

102003154

(b)

Following the completion of due diligence by AL MARINE and the negotiation of the terms of this Agreement between LOTUS, AL MARINE, and the SHAREHOLDERS, containing all of the terms and conditions upon which LOTUS shall acquire all of the issued and outstanding stock of AL MARINE from the SHAREHOLDERS, AL MARINE, or persons affiliated with AL MARINE, shall transfer prior to closing the additional sum of $25,000 to the same escrow account set forth above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of LOTUS.  LOTUS represents and warrants to AL MARINE as follows:

(a)

Organization, Standing and Power.  LOTUS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of LOTUS consists of 5,000,000 shares of Preferred stock with a par value of $.01, of which no shares are currently outstanding and 50,000,000 shares of Common Stock with a par value of USD $0.001 per share, of which 233,520 shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of LOTUS approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from LOTUS at any time, or upon the happening of any stated event, any shares of the capital stock of LOTUS whether or not presently issued or outstanding.

(c)

Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of LOTUS which have been delivered to AL MARINE are true, correct and complete copies thereof.  The minute book of LOTUS, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of LOTUS since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  LOTUS has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of LOTUS.  No other corporate or shareholder proceedings on the part of LOTUS are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)

Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of LOTUS or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LOTUS which violation would have a material adverse effect on LOTUS taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to LOTUS in connection with the execution and delivery of this Agreement by LOTUS or the consummation by LOTUS of the transactions contemplated hereby.

(f)

Books and Records.  LOTUS has made and will make available for inspection by AL MARINE upon reasonable request all the books of LOTUS relating to the business of LOTUS. Such books of LOTUS have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to AL MARINE by LOTUS are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.  LOTUS is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

SEC Filings.

LOTUS filed a registration statement on Form 10-SB under the Securities Act of 1933 on January 6, 2005.  In accordance with the 1933 Act, such registration statement became effective on January 26, 2005.  Lotus filed a Form 10-KSB on April 15, 2005 and filed Form 10-QSB on May 18, 2005 and August 22, 2005.  As of the date hereof, LOTUS is current in its filing obligations.

(i)

Financial Statements and Tax Returns.  Copies of LOTUS’s audited financial statements for the fiscal year ended December 31, 2004 have been delivered to AL MARINE.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of LOTUS, threatened against or affecting LOTUS which is reasonably likely to have a material adverse effect on LOTUS, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against LOTUS having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Tax Returns.  LOTUS has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon LOTUS.

(l)

Indemnification.  LOTUS agrees to defend, indemnify and hold harmless AL MARINE and all of AL MARINE’s officers, directors, stockholders, employees and agents against any and all expenses, costs, and damages (other than costs and expenses directly incurred by AL MARINE and the officers, directors, stockholders, employees and agents of AL MARINE in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by LOTUS or any designee of LOTUS related to the Letter of Intent, this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

2.2

Representations and Warranties of AL MARINE.  AL MARINE represents and warrants to LOTUS as follows:

(a)

Organization, Standing and Power.  AL MARINE is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands,  has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  The authorized capital stock of AL MARINE consists of 50,000 shares of Common Stock with par value of $1.00 per share.  As of the date of execution of this Agreement, it has a total of 10,000 shares of common stock issued and outstanding.  All outstanding shares of AL MARINE stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of AL MARINE were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from AL MARINE at any time, or upon the happening of any stated event, any shares of the capital stock of AL MARINE.

(c)

Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation and of the other corporate documents of AL MARINE which have been delivered to LOTUS are true, correct and complete copies thereof.  The minute books of AL MARINE which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of AL MARINE since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  AL MARINE has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of AL MARINE are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)

Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of AL MARINE or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AL MARINE or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to AL MARINE in connection with the execution and delivery of this Agreement by AL MARINE, or the consummation by AL MARINE of the transactions contemplated hereby.

(f)

Financial Statements. AL MARINE will deliver to LOTUS audited financial statements for the year ended December 31, 2003 and December 31, 2004 under US GAAP and the unaudited financial statements of AL MARINE for the period ended September 30, 2005 before closing.

(g)

Books and Records.  AL MARINE has made and will make available for inspection by LOTUS upon reasonable request all the books of account, relating to the business of AL MARINE.  Such books of account of AL MARINE have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to LOTUS by AL MARINE are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)

Compliance with Laws.  AL MARINE is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i)

Liabilities and Obligations.  AL MARINE has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the AL MARINE’s financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of AL MARINE threatened against or affecting AL MARINE, which is reasonably likely to have a material adverse effect on AL MARINE, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AL MARINE having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Taxes.  AL MARINE has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and AL MARINE has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. AL MARINE knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)

Licenses, Permits; Intellectual Property.  AL MARINE owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(m)

Subsidiary.  AL MARINE is the registered and beneficial owner of the entire issued share capital of Andrew Liu & Co. Limited, a corporation which carries on the majority of AL MARINE’s business including marine insurance brokerage.  AL MARINE will provide audited financial statements prepared under US GAAP for the two financial year ends to LOTUS for due diligence.

(n)

Indemnification.  AL MARINE agrees to defend, indemnify and hold harmless LOTUS and all of LOTUS’ officers, directors, stockholders, employees and agents against any and all expenses, costs, and damages (other than costs and expenses directly incurred by LOTUS and the officers, directors, stockholders, employees and agents of LOTUS in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by AL MARINE or any designee of AL MARINE related to the Letter of Intent, this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

2.3

Representations and Warranties of the Shareholders. By execution of this Agreement, each of the SHAREHOLDERS represents and warrants to LOTUS as follows:

(a)

Shares Free and Clear.   The shares of AL MARINE which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)

Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of AL MARINE specified on Exhibit A  and, upon consummation of the transactions contemplated by this Agreement, LOTUS will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)

Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such SHAREHOLDER is a party or by which such SHAREHOLDER is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Covenants of AL MARINE and LOTUS.  During the period from the date of this Agreement and continuing until the Effective Time, AL MARINE and LOTUS each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)

Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)

Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)

Issuance of Securities.   No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)

Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)

No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)

Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2

Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1

Restricted LOTUS Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2

Access to Information.  Upon reasonable notice, LOTUS and AL MARINE shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of LOTUS and AL MARINE shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3

Legal Conditions to Exchange.  Each of LOTUS and AL MARINE shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by LOTUS or AL MARINE or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4

Filing of Form SB-2.   Lotus agrees to file a registration statement on Form SB-2 with the United States Securities and Exchange Commission as soon as reasonably possible following closing of this agreement. The registration statement shall be for sale to the public of 1,000,000 shares of common stock of Lotus that are authorized but previously unissued.

4.5

Current Business of LOTUS.  LOTUS shall not, on or before the Effective Date, terminate or transfer their current business (whether inside or outside United States of America) to other parties. Such matters include, inter alia, all business and business contracts, tenancy agreements, employment contracts, rights and obligations (other than those specifically described in this Agreement) and/or other liabilities of whatsoever kind.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2

Conditions to Obligations of LOTUS.  The obligation of LOTUS to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by LOTUS:

(a)

Representations and Warranties.  The representations and warranties of AL MARINE and of the SHAREHOLDERS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and LOTUS shall have received a certificate signed on behalf of AL MARINE by the President of AL MARINE and a certificate signed by each of the SHAREHOLDERS to such effect.

(b)

Performance of Obligations of AL MARINE.  AL MARINE shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and LOTUS shall have received a certificate signed on behalf of AL MARINE by the President to such effect.

(c)

Closing Documents.  LOTUS shall have received such certificates and other closing documents as counsel for LOTUS shall reasonably request.

(d)

No Dissenting Shares.   SHAREHOLDERS holding 100% of the issued and outstanding common stock of number of shares of common stock of AL MARINE shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e)

Consents.  AL MARINE shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of LOTUS, individually or in the aggregate, have a material adverse effect on AL MARINE and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  AL MARINE shall also have received the approval of its shareholders in accordance with applicable law.

(f)

Due Diligence Review. LOTUS shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of AL MARINE and shall not have determined that any of the representations or warranties of AL MARINE contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that AL MARINE is otherwise in violation of any of the provisions of this Agreement.

(g)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of LOTUS, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against AL MARINE, the consequences of which, in the judgment of LOTUS, could be materially adverse to AL MARINE.

5.3

Conditions to Obligations of AL MARINE.  The obligation of AL MARINE to effect the Exchange is subject to the satisfaction of the following conditions unless waived by AL MARINE.

(a)

Representations and Warranties.  The representations and warranties of LOTUS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, AL MARINE shall have received a certificate signed on behalf of LOTUS by the President to such effect.

(b)

Performance of Obligations of LOTUS.  LOTUS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AL MARINE shall have received a certificate signed on behalf of LOTUS by the President to such effect.

(c)

Closing Documents.  AL MARINE shall have received such certificates and other closing documents as counsel for AL MARINE shall reasonably request.

(d)

Consents.  LOTUS shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)

Due Diligence Review.  AL MARINE shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of LOTUS and shall not have determined that any of the representations or warranties of LOTUS contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that LOTUS is otherwise in violation of any of the provisions of this Agreement.

(f)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of AL MARINE, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against LOTUS the consequences of which, in the judgment of AL MARINE, could be materially adverse to LOTUS.

(g)

Liabilities.  At or prior to the Effective Date, LOTUS shall transfer any and all liabilities on the books out of LOTUS.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)

by written notice of either party;

(b)

by either LOTUS or AL MARINE if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

by either LOTUS or AL MARINE if the Exchange shall not have been consummated before 31 December 2005.

6.2

Effect of Termination.  In the event of termination of this Agreement by either AL MARINE or LOTUS as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3

Amendment.  This Agreement may be amended by mutual agreement of LOTUS, AL MARINE and the SHAREHOLDERS, provided that in the case of LOTUS and AL MARINE, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1

Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

If to LOTUS
P.O. Box 110310
Naples, Florida 34108-0106

(b)

If to AL MARINE
Suite 501, Bank of America Tower
12 Harcourt Road, Central
Hong Kong

(c)

If to the SHAREHOLDERS, at their respective addresses specified on Exhibit C.

7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Court of Nevada or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7

No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8

Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

LOTUS CAPITAL CORPORATION

By: /s/ Richard Starke, President

AL MARINE HOLDINGS LIMITED

By: /s/ Andrew Liu, President

SHAREHOLDERS:

/s/ Andrew Liu
/s/ John Liu
/s/ Mdm Yap S M
/s/ Mid-Continental Securities Corp
/s/ Strong Win Limited
/s/ Lam Wah
/s/ Wilson Kin Cheung

EXHIBIT A

Shareholders of AL MARINE	No. of shares	Percent

Andrew Liu	6,352	63.52%
John Liu	2,615	26.15%
Mdm Yap S M	373	3.73%
Mid-Continental Securities Corp	150	1.50%
Strong Win Limited	255	2.55%
Lam Wah	127	1.27%
Wilson Kin Cheung	128	1.28%
Total:		100.00%

EXHIBIT B

Shareholders of LOTUS after THE EXCHANGE	No. of shares	Per. Cent.

Mid-Continental Securities Corp	273,997	2.74%
Gary Yankelowitz	57,500	0.58%
Sapphire Consultants, Inc.	30,000	0.30%
Andrew Liu	6,210,020	62.10%
John Liu	2,553,935	25.54%
Mdm Yap S M	364,290	3.64%
Strong Win Limited	249,045	2.49%
Lam Wah	124,034	1.24%
Wilson Kin Cheung	125,011	1.25%
Other Shareholders	18,520	0.1852%
Total	10,000,000	100%

EXHIBIT C

Mr. Andrew F.K. Liu c/o AL Marine Holdings Limited Suite 501, Bank of America Tower 12 Harcourt Road, Central, Hong Kong

Mr. John Liu c/o AL Marine Holdings Limited Suite 501, Bank of America Tower 12 Harcourt Road, Central, Hong Kong

Mdm Yap S M c/o AL Marine Holdings Limited Suite 501, Bank of America Tower 12 Harcourt Road, Central, Hong Kong